Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127296, 333-41226, 333-41224, 333-76324, 333-51959, 333-145609 and 333-145610 each on Form S-8 and Registration Statement No. 333-188812 on Form S-3 of our reports dated February 24, 2015, relating to the consolidated financial statements and financial statement schedule of American Tower Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

February 24, 2015